Amendment No. 1 to Second Amended Distribution Agreement
between
Protective Life Insurance Company and
Investment Distributors, Inc.

Protective Life Insurance Company (“Insurer”), on its behalf and on behalf of certain segregated asset accounts of the Insurance Company, has previously entered into a Second Amended Distribution Agreement as restated dated June 1, 2018, with Investment Distributors, Inc. (“Distributor”) (as amended to date, the “Agreement”). The parties now desire to amend the Agreement by this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

AMENDMENT

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1. Section 8.a. is hereby replaced in its entirety with the following:

8.a (i). As provided in a Management and Administrative Services Agreement between the parties as amended November 1, 2013, and as may be further amended from time to time. Insurer shall provide management and administrative services as reasonably necessary with respect to the business of Distributor as principal underwriter of the life insurance policies and annuity contracts issued by PLICO and its affiliates deemed securities under section 2(a)(1) of the Securities Act of 1933 and not exempted from the provisions of the Securities Act by Section 3 thereunder (“Insurance Products”).

8.a.(ii). Insurer also shall pay or cause to be paid to Distributor a fee for its services under this Distribution Agreement as set forth in Schedule 2 to this Agreement. The fee shall take into account IDI’s actual expenses incurred in connection with its services as underwriter of the Insurance Products, including but not limited to FINRA membership fees, costs associated with maintaining registrations for Distributor’s associated persons, and any management and administration services fees it pays to Insurer. IDI and PLICO may review the fee periodically to determine whether it continues to be reasonable in light of the factors on which it is based. Schedule 2 may be amended in writing from time to time by mutual agreement of IDI and PLICO.

8.a.(iii) Insurer shall not otherwise pay any selling compensation to Distributor for its services hereunder, it being understood that Insurer shall pay compensation payable under the Wholesaling Agreements and Selling Agreements directly to Wholesale Broker-Dealers and Selling Broker-Dealers, respectively, or their designees on behalf of Distributors, as a purely ministerial service and shall maintain records in respect thereof for Distributor in compliance with applicable requires under the 1934 Act and that such compensation shall be reflected in IDI’s financial reports.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of

Jun 18, 2020
, 2020.

INVESTMENT DISTRIBUTORS, INC.

By:
/s/ Barry K. Brown

Title: President

PROTECTIVE LIFE INSURANCE COMPANY

By:
/s/ Aaron Seurkamp

Title: Senior Vice President

SCHEDULE 2

DISTRIBUTION FEES

For the services rendered by IDI under this Agreement, Insurer shall pay to IDI annual compensation of $428,881.08 payable quarterly on the first business day of each calendar quarter.